Exhibit 23.1

GRANT THORNTON LLP 4140 ParkLake Ave., Suite 130 Raleigh, NC 27612-3723	CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

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We have issued our report dated July 27, 2017, with respect to the consolidated financial statements of AppRiver, LLC and Subsidiaries, included in this Amendment No. 2 on Form 8-K/A of Zix Corporation on May 8, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Zix Corporation No. 333-226456 on Form S-3 and Nos. 333-115639, 333-126576, 333- 141508, 333-144196, 333-144197, 333-205187 and 333-225996 on Form S-8.

/s/ Grant Thornton LLP

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